Exhibit 99.1
CONTINEUM THERAPEUTICS REPORTS SECOND-QUARTER 2026 FINANCIAL RESULTS; AFFIRMS KEY CLINICAL DEVELOPMENT MILESTONES

SAN DIEGO – July 30, 2026 – Contineum Therapeutics, Inc. (NASDAQ: CTNM) (Contineum or the Company), a clinical-stage biopharmaceutical company pioneering differentiated small molecule therapies for inflammatory and fibrotic diseases with significant unmet need, today reported its second-quarter 2026 financial results and affirmed its key clinical development milestones.

“We continue to expand our footprint for PROPEL-IPF, a global Phase 2 trial evaluating PIPE-791 for the treatment of patients with idiopathic pulmonary fibrosis (IPF), with more than 55 sites now online in eight countries to enable a steady pace of enrollment,” said Carmine Stengone, CEO, Contineum Therapeutics. “In addition, Johnson & Johnson completed enrollment last month for its Phase 2 MOONLIGHT-1 trial of JNJ-5120/PIPE-307 in patients with major depressive disorder (MDD).”

Research Updates
Contineum has streamlined its discovery programs to focus on drug candidates for the treatment of inflammatory and fibrotic diseases. These actions have resulted in a limited workforce reduction for the Company’s research team, including Contineum’s Chief Scientific Officer, Daniel Lorrain, Ph.D.

“We’re focused on advancing our highest potential and greatest probability-of-success clinical programs, led by our global Phase 2 PROPEL-IPF trial,” said Carmine Stengone, CEO, Contineum Therapeutics. “We are dedicating our discovery, translational science and clinical development resources to align behind advancing potential treatments for inflammatory and fibrotic diseases. With a projected cash runway that extends through mid-2029, which is approximately one year past the estimated completion of our IPF trial, we are maintaining a disciplined approach to capital allocation.”

Stengone continued, “We’re grateful to Dan for his years of leadership, service and contributions in founding and helping build Contineum into the world-class organization it is today. I’m also thankful to our research team who work tirelessly to advance novel therapies for patients.”

Key Clinical Development Milestones

•The Company initiated patient dosing in PROPEL-IPF, a global Phase 2 clinical trial evaluating PIPE-791 for the treatment of patients with IPF, in the first quarter of 2026. PROPEL-IPF is a 26-week, randomized, double-blind, placebo-controlled clinical trial evaluating the efficacy, safety, tolerability and pharmacokinetics of once-daily, oral PIPE-791 in approximately 324 IPF patients. The primary efficacy endpoint is the change from baseline through week 26 in absolute forced vital capacity (FVC mL). More information on this trial can be found at https://clinicaltrials.gov/ (NCT07284459).

•Johnson & Johnson completed enrollment of 107 adult participants for its Phase 2 MOONLIGHT-1 trial of JNJ-5120/PIPE-307 in June 2026. This randomized, double-blind, multicenter, placebo-controlled, proof-of-concept trial is evaluating the efficacy, safety and tolerability of JNJ-5120/PIPE-307 as monotherapy in adult participants with major depressive disorder (MDD). More information on this trial can be found at https://clinicaltrials.gov (NCT06785012).

•On April 30, 2026, the Company reported positive topline data from its exploratory Phase 1b trial of PIPE-791 for the non-opioid treatment of chronic osteoarthritis pain or chronic low back pain. The trial met its primary objective of assessing safety and tolerability, demonstrating an adverse event profile generally consistent with previous PIPE-791 clinical trials. In addition, patients treated with PIPE-791 generally demonstrated improvements from baseline in pain that were numerically greater than the placebo arm. Contineum believes these data support further evaluation of PIPE-791 for the potential treatment of chronic pain. More information on this trial can be found at https://clinicaltrials.gov (NCT06810245).

Second-Quarter 2026 Financial Results

•Cash, cash equivalents and marketable securities were $236.6 million as of June 30, 2026. Contineum believes its cash resources are sufficient to fund its planned operations through mid-2029.

•Research and development expenses were $12.7 million, a 10 percent decrease from the second quarter of 2025. This decrease was primarily driven by a reduction in expenses related to the completion of the Company’s PIPE-307 VISTA trial and lower costs related to the PIPE-791 chronic pain trial, partially offset by increased expenses for the PIPE-791 IPF program and higher employee-related costs.

•General and administrative expenses were $4.7 million, a 23 percent increase from the second quarter of 2025. The increase was primarily driven by higher stock-based compensation and employee-related costs.

•Net loss was $15.2 million for the three months ended June 30, 2026, as compared to $16.0 million for the second quarter of 2025.

About Contineum Therapeutics
Contineum Therapeutics (Nasdaq: CTNM) is a clinical-stage biopharmaceutical company pioneering novel, oral small molecule therapies for inflammatory and fibrotic diseases with significant unmet need. Contineum is advancing a pipeline of internally-developed programs with multiple drug candidates now in clinical trials. PIPE-791 is an LPA1 receptor antagonist in clinical development for idiopathic pulmonary fibrosis and chronic pain. PIPE-307 is a selective inhibitor of the M1 receptor in clinical development for major depressive disorder. For more information, please visit www.contineum-tx.com.

Forward-Looking Statements
Certain statements contained in this press release, other than historical information, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, implied or express statements regarding the pharmacological properties, safety, tolerability, clinical response and efficacy, and therapeutic potential of PIPE-791 and PIPE-307; the enrollment and estimated completion date of the Company’s global Phase 2 clinical trial in IPF; the Company’s cash runway; the indications, anticipated benefits of, and market opportunities for the Company’s drug candidates; the Company’s business strategies and plans; and the quotations of the Company’s management. These statements involve known and unknown risks, uncertainties and other important factors that are in some cases beyond the Company’s control and may cause its actual results, events, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties, include, but are not limited to, the following: the Company is heavily dependent on the success of PIPE-791 and PIPE-307, both of which are in the early stages of clinical development, and neither of these drug candidates may progress through clinical development or receive regulatory approval; the results of preclinical studies and clinical trials, including those conducted by third parties, may not be predictive of future results and unexpected adverse side effects or inadequate efficacy of the Company’s drug candidates may limit their development, regulatory approval and/or commercialization; the timing and outcome of research, development and regulatory review is uncertain; the FDA or comparable foreign regulatory authorities may disagree as to the design or implementation of our proposed clinical trials; clinical trials and preclinical studies may not proceed at the time or in the manner expected, or at all; the Company may use its capital resources sooner than expected and they may be insufficient to allow the Company to achieve its anticipated milestones; the potential for the Company’s programs and prospects to be negatively impacted by developments relating to the Company’s competitors, including the results of studies or regulatory determinations relating to the Company’s competitors; risks associated with reliance on third parties to successfully conduct clinical trials; the Company’s reliance, pursuant to a global license and development agreement, upon Janssen Pharmaceutica NV, a Johnson & Johnson company, to develop, in its sole discretion, PIPE-307 for MDD or for any other indication; the restrictions contained in the Company’s global license and development agreement with Janssen Pharmaceutica NV limiting the Company’s access to, and restricting the Company from disclosing, certain information regarding the development of PIPE-307; the Company has incurred significant operating expenses since inception and it expects that its operating expenses will continue to significantly increase for the foreseeable future; the Company’s ability to operate in a competitive industry and compete successfully against competitors that have greater resources than the Company does; the Company may be unable to obtain, maintain and enforce intellectual property protection for its technology and drug candidates; and unstable market and economic conditions and military conflicts may adversely affect the Company’s business and financial condition and the broader economy and biotechnology industry. Additional risks and uncertainties that could affect the Company’s business, operations and results are included under the captions, “Risk Factors” and "Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's periodic filings and in other filings that the Company makes with the Securities and Exchange Commission (SEC) from time to time, which are available on the Company’s website at www.contineum-tx.com under the Investor section and on the SEC’s website at www.sec.gov. Accordingly, readers should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, the Company undertakes no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.
Contact
Steve Kunszabo
Contineum Therapeutics
Senior Director, Investor Relations & Corporate Communications
858-649-1158
skunszabo@contineum-tx.com

CONTINEUM THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$12,702	$14,063	$24,349	$27,775
General and administrative	4,726	3,839	9,983	8,237
Total operating expenses	17,428	17,902	34,332	36,012
Loss from operations	(17,428)	(17,902)	(34,332)	(36,012)
Other income (expense):
Interest income	2,342	2,029	4,847	4,279
Other expense, net	(68)	(167)	(125)	(297)
Total other income, net	2,274	1,862	4,722	3,982
Net loss	$(15,154)	$(16,040)	$(29,610)	$(32,030)
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	(320)	(23)	(833)	76
Comprehensive loss	$(15,474)	$(16,063)	$(30,443)	$(31,954)
Net loss per share, basic and diluted (a)	$(0.40)	$(0.62)	$(0.79)	$(1.24)
Weighted-average shares of common stock outstanding, basic and diluted	37,467,840	25,895,996	37,403,789	25,882,540
_________________________

(a) Basic and diluted per share amounts are the same for Class A and Class B shares.

CONTINEUM THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(unaudited)
(in thousands, except share and par value data)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$14,711	$75,603
Marketable securities	221,840	187,293
Prepaid expenses and other current assets	6,029	5,021
Total current assets	242,580	267,917
Property and equipment, net	929	830
Other long-term assets	364	256
Operating lease right-of-use assets	6,494	7,639
Total assets	$250,367	$276,642
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$505	$1,016
Accrued expenses	3,628	6,387
Current portion of operating lease liabilities	2,393	2,341
Total current liabilities	6,526	9,744
Operating lease liabilities, net of current portion	4,181	5,909
Total liabilities	10,707	15,653
Commitments and contingencies
Stockholders' equity:
Class A common stock, $0.001 par value; authorized shares—200,000,000 at June 30, 2026 and December 31, 2025; issued and outstanding shares—32,950,909 and 31,236,787 at June 30, 2026 and December 31, 2025, respectively.	33	31
Class B common stock, $0.001 par value; authorized shares—20,000,000 at June 30, 2026 and December 31, 2025; issued and outstanding shares—4,662,500 and 6,083,338 at June 30, 2026 and December 31, 2025, respectively.	5	6
Preferred stock, $0.001 par value; authorized shares—10,000,000 at June 30, 2026 and December 31, 2025; no shares issued or outstanding at June 30, 2026 and December 31, 2025.	—	—
Additional paid-in-capital	447,185	438,072
Accumulated deficit	(206,990)	(177,380)
Accumulated other comprehensive income (loss)	(573)	260
Total stockholders' equity	239,660	260,989
Total liabilities and stockholders' equity	$250,367	$276,642